China Automotive Systems Reports Fourth Quarter
and Fiscal Year 2008 Financial Results

WUHAN, Hubei, China, March 26, 2009 -- China Automotive Systems, Inc., the “Company”, (Nasdaq: CAAS), a leading power steering components and systems supplier in China, today announced its 2008 fourth quarter and financial results for the year ended December 31, 2008.

•	Net Sales for 2008 Fourth Quarter were $38.3 million
•	Net Sales for the 2008 Year were $163.2 Million
•	Diluted EPS for 2008 Year at $0.46
•	Sales Growth of 10%-15% Expected in 2009

Mr. Qizhou Wu, Chief Executive Officer of the Company, commented, “The Chinese economy grew approximately 9.0% in 2008, which represents the slowest growth in the last few years as the global economic and financial crisis is also affecting China. The slowing domestic economy reduced the production and sales of automotive vehicles in the latter part of the year, but we still grew faster than the industry in general during 2008.”

“As a result of the slowdown, the Chinese Government launched a number of stimulus measures to enhance the economy, including the automotive and agricultural industries. Beginning in late January 2009, vehicle sales began to respond to these incentives. A number of our major customers are positioned to benefit from these measures and we also expect to grow during the rest of 2009.”

“Fourth quarter income was temporarily affected by the global economic and financial crisis. However, we maintained a high level of operations to meet customers’ orders while we also added production capacity and inventories to accommodate future growth. Going forward, our unit cost and gross margin should benefit from our investment in advanced production equipment and lower material inventory expenses,” Mr. Wu concluded.

Fourth Quarter 2008:

Total net sales for the fourth quarter of 2008 were $38.3 million compared with $37.7 million in the same period for 2007, and compared with $36.9 million for the third quarter of 2008.

Gross profit for the fourth quarter of 2008 was $10.7 million compared with $12.7 million in the fourth quarter of 2007, and compared with $9.9 million in the third quarter of 2008. The gross margin in the 2008 fourth quarter was 28%, up from 27% in the third quarter of 2008. The increase of gross margin was mainly due to the decline of raw material costs.

Operating income for the fourth quarter of 2008 was $964,000 compared with $3.5 million in the same quarter in 2007. Higher fourth quarter operating expenses included higher operating expenses compared with the previous year’s fourth quarter mainly due to, 1) non-cash amortization related to convertible note discount, 2) stock based compensation, 3) higher bad debt provision, and 4) non-cash loss on change in fair value of derivative related to convertible notes.

Pro forma net income was $2.8 million compared with $1.8 million in the fourth quarter of 2007. Pro forma diluted EPS was $0.09, compared with $0.07 in the fourth quarter of 2007, based on a greater number of diluted shares outstanding.

GAAP net income for the fourth quarter of 2008 was $502,000, or $0.02 versus $2.2 million, or $ 0.09 per diluted share in the previous year’s fourth quarter, and compared with $ 2.8 million, or $ 0.09 per diluted share for the third quarter of 2008, based on a greater number of diluted shares outstanding.

Summary of Financial Results (US dollars except shares outstanding)	For the Three Months
	Ended December 31,
	2008	2007

Total net sales	$38,267,148	$37,698,542

GAAP Net Income	501,933	2,187,233

Amortization related to convertible note discount and Interest expenses of convertible note	384,394	-

Stock-based compensation	250,026	153,675

Allowance for doubtful accounts (Recovered)	960,435	(563,002)

Loss on change in fair value of derivative	674,556	-

Adjustments to the Net Income	2,269,411	(409,327)

Pro forma Net Income	2,771,344	1,777,906

GAAP Earnings per share	0.02	0.09

Adjustment to diluted EPS	0.07	(0.02)

Pro forma diluted EPS	0.09	0.07

Diluted avg. number of common shares	31,925,211	23,968,841

Fiscal Year 2008:
(in millions except per share and percentage, audited)

	2008	2007	Growth Rate
Steering gear for commercial vehicles	$40.5	$35.8	13.1%
Steering gear for passenger vehicles	107.2	83.9	27.8%
Other	15.5	13.9	10.2%
Total Net Sales	163.2	133.6	22.1%
Net Income	12.4	8.9	40.4%
Diluted earnings per share	$0.46	$0.37	19.6%

Total net sales for the year 2008 increased to $163.2 million from $133.6 million in the 2007 year, reflecting a 22.1% year-over-year growth. The Company's sales growth was generated by China's rising economy especially in the first half of 2008, higher income levels leading to higher vehicle sales, and investment in the national economy generating a greater number of commercial vehicle sales in China during 2008.

Gross profit for the year 2008 increased to $47.3 million compared with $45.3 million, in 2007 reflecting a 4.3% increase year-over-year. The gross margin in 2008 was 29% compared with 34% in 2007 primarily due to higher raw material prices. The Company is re-designing products and production techniques to enhance the gross margin as well as increasing prices on some commercial vehicle products.

Operating income for the year 2008 was $16.9 million versus $21.3 million in 2007. Higher operating expenses in 2008 included higher selling, and general and administrative expenses compared with the previous year mainly due to, 1) non-cash amortization related to convertible note discount, 2) stock based compensation, 3) higher bad debt provision, and 4) non-cash gain on change in fair value of derivative related to convertible notes.

Pro forma net income was $14.2 million compared with $8.1 million in fiscal year 2007. Pro forma diluted EPS was $0.48, compared with $0.34 in fiscal year 2007, reflecting 41.2% year-over-year growth. For 2008, the total number of diluted shares outstanding was 29,668,726 as compared with 23,958,705 in 2007.

GAAP net income for the 2008 year was $12.4 million compared with $8.9 million in 2007, reflecting a 40.4% year-over-year growth. Diluted earnings per share for year 2008 were $0.46 versus $0.37 last year, reflecting 24.3% year-over-year growth, on a greater number of diluted shares outstanding.

Summary of Financial Results (US dollars except shares outstanding, GAAP numbers audited)
	Fiscal Year Ended December 31,
	2008	2007

Total net sales	$163,179,286	$133,597,003

GAAP Net Income	12,435,241	8,859,906

Interest expenses of convertible notes payable	918,750	-

Amortization related to convertible note discount	424,665

Stock-based compensation	345,426	153,675

Allowance for doubtful accounts (Recovered)	1,030,738	(881,423)

(Gain) Loss on change in fair value of derivative	(998,014)	-

Adjustments to the Net Income	1,721,565	(727,748)

Pro forma Net Income	14,156,806	8,132,158

GAAP diluted earnings per share	0.46	0.37

Adjustment to diluted EPS	0.02	(0.03)

Pro forma diluted EPS	0.48	0.34

Diluted avg. number of common shares	29,668,726	23,958,705

Total cash and cash equivalents as of December 31, 2008 were $37.1 million compared with $19.5 million at December 31, 2007. Net cash flow from operations during the 2008 year was $16.4 million compared with $11.3 million for the 2007 period. During 2008, the Company invested $10 million to complete the acquisition of Jingzhou Henglong Automotive Parts Co., Ltd., “Henglong”, and another $12.2 million in property, plant and equipment to expand and modernize production capacity. Stockholder's equity increased to $81.3 million from $67.2 million as of December 31, 2007.

Key Accomplishments in 2008:

In February 2008, the Company completed a $35 million private placement of senior convertible notes with warrants with two accredited institutional investors.

In April 2008, the Company acquired another 35.5% of Henglong, so its total ownership reached 80%. This new 35.5% ownership of Henglong was immediately accretive to net earnings in 2008. Among Henglong's main customers are some of China's leading automobile manufacturers, such as Chery Auto, Brilliance Auto, BYD Auto, Geely Auto and FAW Volkswagen. The purchase price was approximately $32.1 million.

In July 2008, the Company announced that Dongfeng Peugeot Citroen Automobile Co. Ltd., "DPCA", ordered 3,000 power steering gears per month for the Dongfeng Peugeot 206 automotive model.

In September 2008, the Company announced that Henglong signed an agreement to supply power steering units to ChangAn Auto Co. Ltd., "ChangAn Auto", one of the largest Chinese auto manufacturing groups, for the model CV6.

In October 2008, the Company received orders from DPCA for power steering gears for another model, the Dongfeng Elysee. For the 206 and Elysee models, DPCA switched to only using power steering gears from the Company, replacing imported gears.

In November 2008, the Company announced its first supply contract for power steering gears with a major vehicle manufacturer headquartered in North America. This agreement acknowledges that the Company has met the stringent high-quality requirements of the global markets.

Mr. Hanlin Chen, Chairman of the Company said, "2008 was an eventful year as we consolidated our profit center, acquired a number of new domestic customers, entered into North America’s OEM market, and proved we can make products that meet global quality standards. We have more export orders today than at any time in our history and we look forward to receiving additional orders from customers overseas. We also continued to invest in our production capability to become more efficient and meet the growing demand for our products.”

Other Event

In October 2008, the Company announced that the Chairman, Mr. Hanlin Chen, the Chief Executive Officer, Mr. Qizhou Wu, Chief Financial Officer, Mr. Jie Li and other officers intended to purchase the Company’s stock in the open market. The table below summarizes management’s purchases to date.

Total number of shares	Total amount	Price range
151,600	$426,897	$2.07-US$3.57

Recent Developments

In February 2009, the Company announced that it sold approximately 1.3 million systems and components in 2008 compared with 1.1 million in 2007. This increase reflects continued orders from the Company's major historical customers and new customers acquired in 2008.

In March 2009, the Company announced that Henglong planned to set a record monthly production of 85,000 power steering units for passenger vehicles in March 2009, and another subsidiary, Zhejiang Henglong & Vie Pump-Manufacturing Co. Limited, "WanAn", had matched its record daily production rate of 1,600 units following the Chinese New Year due to a large number of new orders.

Also in March, the Company’s subsidiary, Jingzhou Hengsheng Automotive System Co., Ltd., welcomed officials of the Hubei Provincial Government to visit its facilities.  Hubei is very important to auto manufacturing in China as it is the headquarters of the second largest Chinese automotive OEM, Dongfeng Motors, and the second largest steel maker, Wisco.

2009 Outlook

Management expects revenue growth to be between 10-15%. These targets are based on the Company's current views on operating and market conditions, which are subject to change.

Mr. Qizhou Wu, the Company’s Chief Executive Officer, commented, “We believe the worst of the economic crisis in China is now behind us. In January 2009, China overtook the United States to become the world’s largest automotive market. We anticipate that the stimulus packages in China will continue to generate greater economic activity, resulting in further growth in the domestic automotive market of 2009.”

About China Automotive Systems, Inc.
Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through seven Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering and 307 models of power steering with an annual production capacity of 1.3 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., Brilliance China Automotive Holdings Ltd., Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition, and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company’s products; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com

- tables follow -

 China Automotive Systems, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007
(audited, U.S. dollars)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$37,113,375	$19,487,159
Pledged cash deposits	6,739,980	4,645,644
Accounts and notes receivable, net, including $1,285,110 and $1,869,480 from related parties at December 31, 2008 and 2007, net of an allowance for doubtful accounts of $4,910,478 and $3,827,838 at December 31, 2008 and 2007	96,424,856	82,022,643

Advance payments and others, including $9,374 and $55,323 to related parties at December 31, 2008 and 2007	1,442,614	922,578
Inventories	26,571,755	20,193,286

Total current assets	$168,292,580	$127,271,310

Long-term Assets:
Property, plant and equipment, net	$51,978,905	$46,585,041
Intangible assets, net	504,339	589,713

Other receivables, net, including $903,674 and $638,826 from related parties at December 31, 2008 and 2007, net of an allowance for doubtful accounts of $659,837 and $652,484 at December 31, 2008 and 2007	1,349,527	888,697
Advance payment for property, plant and equipment, including $2,473,320 and $1,560,378 to related parties at December 31, 2008 and 2007	6,459,510	6,260,443
Long-term investments	79,010	73,973
Deferred income tax assets	2,383,065	1,315,510

Total assets	$231,046,936	$182,984,687

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$7,315,717	$13,972,603
Accounts and notes payable, including $1,097,641 and $1,134,817 to related parties at December 31, 2008 and 2007	59,246,043	47,530,383
Convertible notes payable, net, including $2,077,923 for discount of convertible note payable at December 31, 2008.	32,922,077	-
Derivative liabilities	1,502,597	-
Customer deposits	236,018	135,627
Accrued payroll and related costs	2,715,116	2,664,464
Accrued expenses and other payables	12,460,784	14,938,055
Accrued pension costs	3,806,519	3,622,729
Taxes payable	5,717,438	9,080,493
Amounts due to shareholders/directors	337,370	304,601

Total current liabilities	$126,259,679	$92,248,955

Long-term liabilities:
Advances payable	234,041	334,600

Total liabilities	$126,493,720	$92,583,555

Minority interests	$23,222,566	$23,166,270

Related Party Transactions
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and Outstanding – None	$--	$--
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and Outstanding – 26,983,244 shares and 23,959,702 shares at December 31, 2008 and 2007, respectively	2,698	2,396
Additional paid-in capital	27,148,206	30,125,951
Retained earnings-
Appropriated	7,525,777	7,525,777
Unappropriated	36,026,516	23,591,275
Deferred stock compensation	(500,052)
Accumulated other comprehensive income	11,127,505	5,989,463

Total stockholders' equity	$81,330,650	$67,234,862

Total liabilities and stockholders' equity	$231,046,936	$182,984,687

China Automotive Systems, Inc. and Subsidiaries
Consolidated Statements of Earnings
Years Ended December 31, 2008 and 2007
(audited, U.S. dollars)
	Years Ended December 31
	2008	2007
Net product sales, including $4,675,410 and $5,472,509 to related parties for Years Ended December 31, 2008 and 2007	$163,179,286	$133,597,003
Cost of product sold, including $7,901,944 and $5,472,595 purchased from related parties at Years Ended December 31, 2008 and 2007	115,920,585	88,273,955

Gross profit	$47,258,701	$45,323,048

Add: Gain on other sales	734,063	554,150

Less: Operating expenses
Selling expenses	10,869,661	9,674,476
General and administrative expenses	12,097,500	9,026,717
R&D expenses	2,255,892	1,666,274
Depreciation and amortization	5,846,290	4,243,930

Total Operating expenses	31,069,343	24,611,397

Income from operations	$16,923,421	$21,265,801

Add: Other income, net	1,067,309	38,462
Financial income (expenses)	(1,296,218)	(566,986)
Gain (loss) on change in fair value of derivative	998,014	--

Income before income taxes	17,692,526	20,737,277
Less: Income taxes	185,877	2,231,032

Income before minority interests	17,506,649	18,506,245
Less: Minority interests	5,071,408	9,646,339

Net income	$12,435,241	$8,859,906

Net income per common share–
Basic	$0.48	$0.37
Diluted	$0.46	$0.37

Weighted average number of common shares outstanding –
Basic	25,706,364	23,954,370
Diluted	29,668,726	23,958,705

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